Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 12, 2021	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 30, 2021 was $65.6 million, or $1.34 per share ($1.33 per share on a diluted basis). Net income for the fiscal year ended January 30, 2021 was $130.1 million, or $2.67 per share ($2.66 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended January 30, 2021 increased 17.7 percent to $318.8 million from net sales of $271.0 million for the prior year 13-week fiscal quarter ended February 1, 2020. Comparable store net sales for the 13-week period ended January 30, 2021 increased 18.0 percent from comparable store net sales for the prior year 13-week period ended February 1, 2020. Online sales increased 81.5 percent to $66.2 million for the 13-week period ended January 30, 2021, compared to net sales of $36.4 million for the 13-week period ended February 1, 2020.

Net sales for the 52-week fiscal year ended January 30, 2021 increased 0.1 percent to $901.3 million from net sales of $900.3 million for the 52-week fiscal year ended February 1, 2020. Comparable store net sales for the 52-week period ended January 30, 2021 increased 0.4 percent from comparable store net sales for the prior year 52-week period ended February 1, 2020. Online sales increased 72.0 percent to $190.6 million for the 52-week period ended January 30, 2021, compared to net sales of $110.8 million for the 52-week period ended February 1, 2020.

Net income for the fourth quarter of fiscal 2020 was $65.6 million, or $1.34 per share ($1.33 per share on a diluted basis), compared with $47.0 million, or $0.96 per share ($0.96 per share on a diluted basis) for the fourth quarter of fiscal 2019.

Net income for the fiscal year ended January 30, 2021 was $130.1 million, or $2.67 per share ($2.66 per share on a diluted basis), compared with $104.4 million, or $2.15 per share ($2.14 per share on a diluted basis) for the fiscal year ended February 1, 2020.

Management will hold a conference call at 10:00 a.m. EST today to discuss fourth quarter results. To participate in the call, please call (844) 867-6169 for domestic calls or (409) 207-6975 for international calls and reference the conference code 741907. A replay of the call will be available for a two-week period beginning March 12, 2021 at 1:00 p.m. EST by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 8830453.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 442 retail stores in 42 states. As of the end of the fiscal year, it operated 443 stores in 42 states compared with 448 stores in 42 states at the end of fiscal 2019.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020 (1)

SALES, Net of returns and allowances	$318,835	$271,003	$901,278	$900,254

COST OF SALES (Including buying, distribution, and occupancy costs)	155,324	142,413	500,610	522,780

Gross profit	163,511	128,590	400,668	377,474

OPERATING EXPENSES:
Selling	66,503	58,054	191,158	204,480
General and administrative	12,462	10,685	41,488	41,497
	78,965	68,739	232,646	245,977

INCOME FROM OPERATIONS	84,546	59,851	168,022	131,497

OTHER INCOME, Net	927	1,764	2,925	6,210

INCOME BEFORE INCOME TAXES	85,473	61,615	170,947	137,707

INCOME TAX EXPENSE	19,867	14,636	40,808	33,278

NET INCOME	$65,606	$46,979	$130,139	$104,429

EARNINGS PER SHARE
Basic	$1.34	$0.96	$2.67	$2.15

Diluted	$1.33	$0.96	$2.66	$2.14

Basic weighted average shares	48,869	48,698	48,755	48,587
Diluted weighted average shares	49,228	48,948	49,013	48,813

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited

ASSETS	January 30, 2021	February 1, 2020 (1)

CURRENT ASSETS:
Cash and cash equivalents	$318,789	$220,969
Short-term investments	3,359	12,532
Receivables	2,823	3,136
Inventory	101,063	121,258
Prepaid expenses and other assets	11,190	20,935
Total current assets	437,224	378,830

PROPERTY AND EQUIPMENT	451,357	452,205
Less accumulated depreciation and amortization	(350,942)	(338,357)
	100,415	113,848

OPERATING LEASE RIGHT-OF-USE ASSETS	279,358	350,088
LONG-TERM INVESTMENTS	18,320	15,863
OTHER ASSETS	10,497	9,261

Total assets	$845,814	$867,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$43,399	$26,491
Accrued employee compensation	35,865	22,929
Accrued store operating expenses	20,303	17,837
Gift certificates redeemable	14,279	15,319
Current portion of operating lease liabilities	81,762	87,314
Income taxes payable	10,751	2,751
Total current liabilities	206,359	172,641

DEFERRED COMPENSATION	18,320	15,863
NON-CURRENT OPERATING LEASE LIABILITIES	224,506	290,238
Total liabilities	449,185	478,742

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 49,407,731 and 49,205,681 shares issued and outstanding at January 30, 2021 and February 1, 2020, respectively	494	492
Additional paid-in capital	158,058	152,258
Retained earnings	238,077	236,398
Total stockholders’ equity	396,629	389,148

Total liabilities and stockholders’ equity	$845,814	$867,890

(1) Derived from audited financial statements